Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-264259 and 333-268315), Form S-3 (No. 333-269493) and Form S-8 (Nos. 333-264454, 333-266891, and 333-272393) of Knightscope, Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) dated March 31, 2025, relating to the financial statements, which appears in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BPM LLP

San Jose, California
March 31, 2025